April 25, 2005



Mail Stop 03-06

Mr. Hideki Ishida
Managing Executive Officer
Kyocera Corporation
6, Takeda, Tobadono-cho, Fushimi-ku
Kyoto, Japan 612-8501

	RE:	Annual Report on Form 20-F
      Filed September 21, 2004
		File No. 001-07952

Dear Mr. Ishida:


      We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant
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Mr. Hideki Ishida
Kyocera Corporation
February 3, 2005
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